Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner/ Julie Oakes/ Kate Thompson 212-355-4449
Compass Diversified Holdings Reports Fourth Quarter and Full Year 2019 Financial Results
Generates Solid Fourth Quarter Operating Results, Exceeding Management Expectations
Achieves Strong Fourth Quarter Cash Flow from Operating Activities and Highest Full Year CAD since Initial Public Offering

Westport, Conn., February 26, 2020 - Compass Diversified Holdings (NYSE: CODI) ("CODI" or the "Company"), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2019.
Fourth Quarter and Full Year 2019 Highlights
•Reported net sales of $387.0 million for the fourth quarter of 2019 and $1.5 billion for the full year 2019;

•	Reported net income of $5.4 million for the fourth quarter of 2019 and $307.1 million for the full year 2019;

•	Reported non-GAAP Adjusted EBITDA of $61.7 million for the fourth quarter of 2019 and $226.1 million for the full year 2019;

•
Reported Cash Provided by Operating Activities of $53.0 million for the fourth quarter of 2019 and $84.6 million for the full year 2019, and non-GAAP Cash Flow Available for Distribution and Reinvestment ("CAD") of $30.0 million for the fourth quarter of 2019 and $104.0 million for the full year 2019;

•	Completed an offering of 4,600,000 shares of 7.875% Series C Preferred Shares;

•	Paid off the remaining $298.8 million of Term Loans;

•
Paid a fourth quarter 2019 cash distribution of $0.36 per share on CODI's common shares in January 2020, bringing cumulative distributions paid to $18.9552 per common share since CODI's IPO in May of 2006; and

•
Paid a quarterly cash distribution of $0.453125 per share on the Company's 7.250% Series A Preferred Shares, $0.4921875 per share on the Company's 7.875% Series B Preferred Shares, and $0.38281 per share on the Company's 7.875% Series C Preferred Shares in January 2020.

"Our success in 2019, both in strengthening our diversified group of leading middle market businesses and unlocking significant value for shareholders, underscores the benefits of CODI's permanent capital structure as well as our team's deep expertise investing across the niche industrial and branded consumer sectors," said Elias Sabo, CEO of Compass Group Diversified Holdings LLC. "During the year, we generated strong cash flow and the highest full year CAD since going public and achieved fourth quarter revenue and EBITDA growth that exceeded expectations. Notably, we have begun to realize accelerated value creation from investments in our subsidiaries, highlighted by 5.11's second consecutive quarter of double-digit revenue growth and fourth consecutive quarter of double-digit EBITDA growth."
Mr. Sabo continued, "We are pleased to have opportunistically monetized our investments in Clean Earth and Manitoba Harvest at attractive valuations in 2019, enabling us to realize gains in excess of $300 million and increase total gains to over $1 billion since our IPO. Importantly, we redeployed the proceeds from these two divestitures to pay down debt, enabling CODI to have more capital resources available than ever before and significant flexibility from having leverage below our target level at only 1.5 times. We expect our strong balance sheet to serve CODI well as we pursue accretive platform and add-on acquisitions consistent with our disciplined and proven approach to acquiring, managing and opportunistically divesting leading middle market businesses. Looking ahead, we are well-positioned to continue creating long-term shareholder value as we execute on our strategy to work closely with our best in class management teams, invest in our subsidiaries, return substantial capital with our $1.44 per common share annual distribution and further enhance our commitment to ESG initiatives across our portfolio."

Operating Results
Net sales for the quarter ended December 31, 2019 were $387.0 million, as compared to $370.9 million for the quarter ended December 31, 2018. Net sales were $1.5 billion for the year ended December 31, 2019, as compared to $1.4 billion for the year ended December 31, 2018. The December 31, 2018 net sales do not include net sales attributable to Ravin prior to CODI's ownership.
Net income for the quarter ended December 31, 2019 was $5.4 million, as compared to net loss of $6.5 million for the quarter ended December 31, 2018. For the year ended December 31, 2019, CODI reported net income of $307.1 million, which included $331.0 million in gains from sales of Clean Earth and Manitoba Harvest. This compared to a net loss of $1.8 million for the year ended December 31, 2018.
Adjusted EBITDA (see "Note Regarding Use of Non-GAAP Financial Measures" below) for the quarter ended December 31, 2019 was $61.7 million, as compared to $56.5 million for the quarter ended December 31, 2018. Adjusted EBITDA for the year ended December 31, 2019 was $226.1 million, as compared to $202.1 million for the year ended December 31, 2018. Adjusted EBITDA for the year ended December 31, 2018 does not include the results of Ravin prior to CODI's ownership.
CODI reported CAD (see "Note Regarding Use of Non-GAAP Financial Measures" below) of $30.0 million for the quarter ended December 31, 2019, as compared to $22.9 million for the prior year's comparable quarter. CAD for the year ended December 31, 2019 was $104.0 million, as compared to $93.7 million for the year ended December 31, 2018. CODI's CAD is calculated after taking into account all interest expenses, cash taxes paid, preferred distributions and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, CAD excludes the gains from monetizing interests in CODI's subsidiaries, which have totaled over $1 billion since going public in 2006. The increase in CAD over the prior year's quarter is primarily the result of 5.11's improved operating performance and lower interest expense and management fees, offset by the loss of cash flow from our two divestitures in the first half of 2019.

Liquidity and Capital Resources
For the quarter ended December 31, 2019, CODI reported Cash Provided by Operating Activities of $53.0 million, as compared to Cash Provided by Operating Activities of $55.7 million for the quarter ended December 31, 2018. CODI's weighted average number of shares outstanding for the quarters ended December 31, 2019 and December 31, 2018 were 59.9 million.
For the year ended December 31, 2019, CODI generated Cash Provided by Operating Activities of $84.6 million, as compared to Cash Provided by Operating Activities of $114.5 million for the year ended December 31, 2018. CODI's weighted average number of shares outstanding for the twelve month periods ended December 31, 2019 and December 31, 2018 were 59.9 million.
As of December 31, 2019, CODI had approximately $100.3 million in cash and cash equivalents, $400.0 million outstanding in 8.00% Senior Notes due 2026 and no outstanding borrowings under its revolving credit facility. The Company repaid $193.8 million of its 2018 Term Loan in July 2019, and repaid the remaining $298.8 million due under the 2018 Term Loan in November 2019.
The Company has no significant debt maturities until 2026 and had net borrowing availability of $596.4 million at December 31, 2019 under its revolving credit facility.
In November 2019, the Company completed an offering of 4,000,000 shares of 7.875% Series C Cumulative Preferred Shares (the "Series C Preferred Shares") with a liquidation preference of $25.00 per share. The underwriters exercised in full their option to purchase an additional 600,000 Series C Preferred Shares, which resulted in total proceeds to the Company of $111.0 million, after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company used the net proceeds from the offering, together with its own cash, to repay in full the outstanding balance of its 2018 Term Loan, and for general corporate purposes.
Concurrent with the June 2019 sale of Clean Earth, Compass Group Management volunteered to waive the management fee on cash balances held at CODI, commencing with the management fee due for the quarter ended June 30, 2019 and continuing until the quarter during which the Company next borrows under its revolving credit facility.
Fourth Quarter 2019 Distributions
On January 6, 2020, CODI's Board of Directors (the "Board") declared a fourth quarter distribution of $0.36 per share on the Company's common shares. The cash distribution was paid on January 23, 2020 to all holders of record of common shares as of January 16, 2020. Since its IPO in 2006, CODI has paid a cumulative distribution of $18.9552 per common share.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company's 7.250% Series A Preferred Shares (the "Series A Preferred Shares"). The distribution on the Series A Preferred Shares covers the period from, and including, October 30, 2019, up to, but excluding, January 30, 2020. The distribution for such period was paid on January 30, 2020 to all holders of record of Series A Preferred Shares as of January 15, 2020.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company's 7.875% Series B Preferred Shares (the "Series B Preferred Shares"). The distribution on the Series B Preferred Shares covers the period from, and including, October 30, 2019, up to, but excluding, January 30, 2020. The distribution for such period was paid on January 30, 2020 to all holders of record of Series B Preferred Shares as of January 15, 2020.
The Board also declared a quarterly cash distribution of $0.38281 per share on the Company's 7.875% Series C Preferred Shares. The distribution on the Series C Preferred Shares covers the period from, and including, November 20, 2019, the original issue date of the Series C Preferred Shares, up to, but excluding, January 30, 2020. The distribution for such period was paid on January 30, 2020 to all holders of record of Series C Preferred Shares as of January 15, 2020.
2020 Guidance
The Company expects its current subsidiaries to produce consolidated Adjusted EBITDA in 2020 of between $238 million and $258 million. This estimate is based on the summation of our expectations for our current subsidiaries in 2020, absent additional acquisitions or divestitures, and excludes corporate expense such as interest expense, management fees and corporate overhead. In addition, our Payout Ratio, defined as our prior year's annual distribution to common shareholders divided by our 2020 estimate for CAD, is anticipated to be between 80% and 90%. These estimates assume an economic growth rate in 2020 that is similar to the growth rate experienced in 2019, and does not take into account potential disruption from the coronavirus. As discussed below, it is not possible to reconcile, without unreasonable efforts, our consolidated Adjusted EBITDA for 2020 or our 2020 Payout Ratio due to an inability to identify the timing or occurrence of events and transactions that could significantly impact future GAAP Net Income (Loss) and Cash Flow from Operating Activities if they were to occur.
Conference Call
Management will host a conference call on Wednesday, February 26, 2020 at 5:00 p.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 4209368. A live webcast will also be available on the Company's website at https://www.compassequity.com.
A replay of the call will be available through March 5, 2020. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 4209368.
Note Regarding Use of Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP measure used by the Company to assess its performance. We have reconciled Adjusted EBITDA to Net Income (Loss) on the attached schedules. We consider Net Income (Loss) to be the most directly comparable GAAP financial measure to Adjusted EBITDA. We believe that Adjusted EBITDA provides useful information to investors and reflects important financial measures as it excludes the effects of items which reflect the impact of long-term investment decisions, rather than the performance of near term operations. When compared to Net Income (Loss), Adjusted EBITDA is limited in that it does not reflect the periodic costs of certain capital assets used in generating revenues of our businesses or the non-cash charges associated with impairments, as well as certain cash charges. This presentation also allows investors to view the performance of our businesses in a manner similar to the methods used by us and the management of our businesses, provides additional insight into our operating results and provides a measure for evaluating targeted businesses for acquisition. We believe Adjusted EBITDA is also useful in measuring our ability to service debt and other payment obligations.
CAD is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain quarterly distributions. We have reconciled CAD to Net Income (Loss) and Cash Flow from Operating Activities on the attached schedules. We consider Net Income (Loss) and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD.
CAD is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. We believe that CAD provides investors additional information to enable them to evaluate our performance and ability to make anticipated quarterly distributions.
Payout Ratio is a non-GAAP measure defined as our prior year's annual distribution to common shareholders divided by our CAD. We believe the Payout Ratio provides investors additional information to enable them to evaluate our performance and our ability to sustain quarterly distributions. We have reconciled CAD to Net Income (Loss) and Cash Flow from Operating Activities on the attached schedules. We consider Net Income (Loss) and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD. However, we do not provide a reconciliation of the Payout Ratio since it is a calculation investors can perform by dividing our distribution by our CAD.
In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, we have not reconciled Adjusted EBITDA or the Payout Ratio to their comparable GAAP measures because we do not provide guidance on the applicable reconciling items as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our Adjusted EBITDA and the Payout Ratio and, accordingly, a reconciliation is not available without unreasonable effort.
None of Adjusted EBITDA, CAD nor Payout Ratio is meant to be a substitute for GAAP measures and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•
The manufacture and marketing of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor)

This press release may contain certain forward-looking statements, including expectations for our fourth quarter results and other statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2019 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Net sales	$386,999	$370,918	$1,450,253	$1,357,320
Cost of sales	246,209	247,439	930,810	887,478
Gross profit	140,790	123,479	519,443	469,842
Operating expenses:
Selling, general and administrative expense	91,445	78,832	335,181	320,085
Management fees	8,678	11,239	37,030	43,443
Amortization expense	13,523	14,153	54,155	49,686
Impairment expense (reversal)	(500)	—	32,881	—
Operating income	27,644	19,255	60,196	56,628
Other income (expense):
Interest expense, net	(9,792)	(20,018)	(58,216)	(55,245)
Amortization of debt issuance costs	(689)	(927)	(3,314)	(3,905)
Loss on paydown of debt	(7,281)	—	(12,319)	(744)
Loss on sale of Tilray securities	—	—	(10,193)	—
Other expense, net	(972)	(2,860)	(2,185)	(5,145)
Income (loss) from continuing operations before income taxes	8,910	(4,550)	(26,031)	(8,411)
Provision for income taxes	4,367	2,909	14,742	10,466
Income (loss) from continuing operations	4,543	(7,459)	(40,773)	(18,877)
Income from discontinued operations, net of income tax	—	898	16,901	15,829
Gain on sale of discontinued operations	810	93	331,013	1,258
Net income (loss)	5,353	(6,468)	307,141	(1,790)
Less: Income from continuing operations attributable to noncontrolling interest	1,545	2,742	5,542	5,217
Less: Loss from discontinued operations attributable to noncontrolling interest	—	(2,031)	(266)	(1,305)
Net income (loss) attributable to Holdings	$3,808	$(7,179)	$301,865	$(5,702)

Basic income (loss) per common share attributable to Holdings
Continuing operations	$(0.24)	$(0.30)	$(2.17)	$(0.73)
Discontinued operations	0.01	(0.05)	5.81	0.31
	$(0.23)	$(0.35)	$3.64	$(0.42)

Basic weighted average number of common shares outstanding	59,900	59,900	59,900	59,900

Cash distributions declared per Trust common share	$0.36	$0.36	$1.44	$1.44

Compass Diversified Holdings
Net Sales to Pro Forma Net Sales Reconciliation
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018

Net Sales	$386,999	$370,918	$1,450,253	$1,357,320
Acquisitions (1)	—	—	—	39,828
Pro Forma Net Sales	$386,999	$370,918	$1,450,253	$1,397,148

(1)	Net sales of Foam Fabricators and Rimports (Sterno Group add-on) as if those businesses were acquired January 1, 2018.

Compass Diversified Holdings
Subsidiary Pro Forma Net Sales
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2019	2018	2019	2018

Branded Consumer
5.11 Tactical	$109,667	$95,900	$388,645	$347,922
Ergobaby	21,253	20,190	89,995	90,566
Liberty	28,598	20,917	96,164	82,658
Velocity Outdoor (2)	40,447	37,031	147,842	131,296
Total Branded Consumer	$199,965	$174,038	$722,646	$652,442

Niche Industrial
Advanced Circuits	$23,386	$24,057	$90,791	$92,511
Arnold Magnetics	29,544	27,374	119,948	117,860
Foam Fabricators (1)	27,790	31,443	121,424	128,465
Sterno Group (1)	106,312	114,006	395,444	405,870
Total Niche Industrial	$187,032	$196,880	$727,607	$744,706

	$386,997	$370,918	$1,450,253	$1,397,148

(1)	Foam Fabricators and Rimports (Sterno Group add-on) are pro forma as if those businesses were acquired January 1, 2018.

(2)
The above 2018 results exclude management's estimate of net sales of $33.5 million for the year ended December 31, 2018 at Ravin before our ownership. Ravin was acquired by Velocity Outdoor in September 2018.

Compass Diversified Holdings
Net Income to Adjusted EBITDA and Cash Flow Available for Distribution and Reinvestment
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$5,353	$(6,468)	$307,141	$(1,790)
Income from discontinued operations, net of income tax	—	898	16,901	15,829
Gain on sale of discontinued operations	810	93	331,013	1,258
Income (loss) from continuing operations	$4,543	$(7,459)	$(40,773)	$(18,877)
Provision for income taxes	4,367	2,909	14,742	10,466
Income (loss) from continuing operations before income taxes	$8,910	$(4,550)	$(26,031)	$(8,411)
Other expense, net	(8,253)	(2,860)	(14,504)	(5,145)
Amortization of debt issuance costs	(689)	(927)	(3,314)	(3,905)
Loss on sale of Tilray securities	—	—	(10,193)	(744)
Interest expense, net	(9,792)	(20,018)	(58,216)	(55,245)
Operating income (loss)	$27,644	$19,255	$60,196	$56,628
Adjusted For:
Depreciation	8,526	8,270	33,153	31,195
Amortization	13,523	16,745	54,155	59,506
Non-controlling shareholder compensation	1,789	739	6,054	6,711
Acquisition expenses	—	110	—	3,661
Integration services fees	—	562	281	2,719
Management fees	8,678	11,239	37,030	43,442
Impairment expense (reversal)	(500)	—	32,881	—
Earnout provision adjustment	2,022	(4,800)	2,022	(4,800)
Other	—	4,364	324	3,046
Adjusted EBITDA	$61,682	$56,484	$226,096	$202,108
Interest at Corporate, net of unused fee (1)	(9,281)	(15,441)	(52,417)	(53,615)
Swap payment	—	(339)	(675)	(1,783)
Management fees	(8,678)	(11,237)	(37,030)	(43,442)
Capital expenditures (maintenance)	(7,244)	(3,400)	(18,510)	(18,881)
Current tax expense (cash taxes) (2)	(2,706)	(5,237)	(15,288)	(12,817)
Preferred share distributions	(3,781)	(3,781)	(15,125)	(12,179)
Discontinued operations	—	7,187	16,987	34,602
Miscellaneous items	—	(1,326)	—	(343)
Cash Flow Available for Distribution and Reinvestment ('CAD')	$29,992	$22,910	$104,038	$93,650

(1)
Interest expense at Corporate reflects consolidated interest expense less non-cash components such as, unrealized gains and losses on our swap and original issue discount amortization. We include the cash component of our swap payment above in our reconciliation to CAD.

(2)	Current tax expense is calculated by deducting the change in deferred tax from the statement of cash flows from the income tax provision on the statement of operations.

Compass Diversified Holdings
Adjusted EBITDA (1)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2019	2018	2019	2018

Branded Consumer
5.11 Tactical	$15,290	$10,989	$46,900	$32,303
Ergobaby	3,574	3,724	20,263	21,138
Liberty	3,243	1,558	10,867	8,060
Velocity Outdoor (2)	5,607	5,764	21,571	20,543
Total Branded Consumer	$27,714	$22,035	$99,601	$82,044

Niche Industrial
Advanced Circuits	$7,521	$8,025	$28,926	$29,954
Arnold Magnetics	3,766	1,871	15,376	13,976
Foam Fabricators (2)	5,856	7,433	28,531	26,556
Sterno Group (2)	22,010	20,821	68,529	63,845
Total Niche Industrial	$39,153	$38,150	$141,362	$134,331

Corporate expense (3)	(5,186)	(3,702)	(14,867)	(14,267)
Total Adjusted EBITDA	$61,681	$56,483	$226,096	$202,108

(1)	Please refer to our recently filed Form 10-K for detail on subsidiary pro forma Adjusted EBITDA, and reconciliation to net income.

(2)
The above 2018 results exclude management's estimate of Adjusted EBITDA, before our ownership, of $5.5 million at Rimports, $2.8 million at Foam Fabricators and $10.8 million at Ravin for the year ended December 31st.

(3)	Please refer to the recently filed Form 10-K for a reconciliation of our Corporate expense to Net Income.

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Year ended December 31,
(in thousands)	2019	2018
Net cash provided by operating activities	$84,562	$114,452
Net cash provided by (used in) investing activities	743,126	(604,080)
Net cash (used in) provided by financing activities	(779,522)	500,111
Effect of foreign currency on cash	(1,178)	2,958
Net increase in cash and cash equivalents	46,988	13,441
Cash and cash equivalents — beginning of period (1)	53,326	39,885
Cash and cash equivalents — end of period	$100,314	$53,326

(1) Includes cash from discontinued operations of $4.6 million at January 1, 2019 and $4.2 million at January 1, 2018.

Compass Diversified Holdings Condensed Consolidated Table of Cash Flow Available for Distribution and Reinvestment (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2019	2018	2019	2018
Net income	$5,353	$(6,468)	$307,141	$(1,790)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,049	32,697	100,462	120,575
Gain on sale of business	(810)	(93)	(331,013)	(1,258)
Impairment expense (reversal)	(500)	—	32,881	—
Amortization of debt issuance costs and original issue discount	751	1,080	3,773	4,483
Loss (gain) on interest rate derivative	14	2,398	3,500	(2,251)
Noncontrolling stockholder charges	1,789	1,281	7,993	8,975
Provision for loss on receivables	770	(26)	3,556	433
Other	8,478	961	14,438	1,007
Deferred taxes	1,662	(2,850)	(12,876)	(9,472)
Changes in operating assets and liabilities	13,423	26,700	(45,293)	(6,250)
Net cash provided by operating activities	52,979	55,680	84,562	114,452
Plus:
Unused fee on revolving credit facility	458	348	1,851	1,630
Successful acquisition costs	—	348	596	5,343
Integration services fee (1)	—	563	281	2,719
Realized loss from foreign currency effect (2)	—	2,719	363	4,083
Changes in operating assets and liabilities	—	—	45,293	6,250
Loss on sale of Tilray securities	—	—	10,193	—
Earnout provision adjustment	2,022	—	2,022	—
Other (3)	—	4,296	—	5,181
Less:
Maintenance capital expenditures (4)	7,245	5,425	22,005	27,246
Payment of interest rate swap	—	339	675	1,783
Changes in operating assets and liabilities	13,423	26,700	—	—
Preferred share distributions	3,781	3,781	15,125	12,179
Earnout provision adjustment	—	4,800	—	4,800
Other (5)	1,018	—	3,318	—
CAD	$29,992	$22,909	$104,038	$93,650

Distribution paid in April 2019/ 2018	$—	$—	$21,564	$21,564
Distribution paid in July 2019/ 2018	—	—	21,564	21,564
Distribution paid in October 2019/ 2018	—	—	21,564	21,564
Distribution paid in January 2020/ 2019	21,564	21,564	21,564	21,564
	$21,564	$21,564	$86,256	$86,256

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)	Includes $4.2 million in additional reserves established during the fourth quarter of 2018 for slow moving inventory acquired prior to our ownership of 5.11

(4)
Excludes growth capital expenditures of approximately $5.7 million and $3.3 million for the three months ended December 31, 2019 and 2018, respectively, and $16.4 million and $24.3 million for the twelve months ended December 31, 2019 and 2018, respectively.

(5)	Represents the effect on earnings of reserves for inventory and accounts receivable.

Compass Diversified Holdings
Maintenance Capital Expenditures
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2019	2018	2019	2018
Branded Consumer
5.11 Tactical	$696	$(307)	$2,243	$2,322
Ergobaby	22	91	605	737
Liberty	(186)	91	534	1,130
Velocity Outdoor	803	705	2,899	3,768
Total Branded Consumer	$1,335	$580	$6,281	$7,957

Niche Industrial
Advanced Circuits	$3,663	$419	$4,790	$1,588
Arnold Magnetics	988	1,548	3,862	4,708
Foam Fabricators	359	340	1,746	1,795
Sterno Group	899	374	1,831	2,694
Total Niche Industrial	$5,909	$2,681	$12,229	$10,785

Total maintenance capital expenditures	$7,244	$3,261	$18,510	$18,742

Compass Diversified Holdings Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$100,314	$48,771
Accounts receivable, net	191,405	205,545
Inventories	317,306	307,437
Prepaid expenses and other current assets	35,247	29,670
Current assets of discontinued operations	—	89,762
Total current assets	644,272	681,185
Property, plant and equipment, net	146,428	146,601
Goodwill and intangible assets, net	1,000,465	1,086,707
Other non-current assets	100,727	8,378
Non-current assets of discontinued operations	—	449,464
Total assets	$1,891,892	$2,372,335

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$178,857	$183,781
Due to related party	8,049	11,093
Current portion, long-term debt	—	5,000
Other current liabilities	22,573	6,912
Current liabilities of discontinued operations	—	52,494
Total current liabilities	209,479	259,280
Deferred income taxes	33,039	33,984
Long-term debt	394,445	1,098,871
Other non-current liabilities	89,054	12,615
Non-current liabilities of discontinued operations	—	48,243
Total liabilities	726,017	1,452,993
Stockholders' equity
Total stockholders' equity attributable to Holdings	1,115,327	859,372
Noncontrolling interest	50,548	39,922
Noncontrolling interest of discontinued operations	—	20,048
Total stockholders' equity	1,165,875	919,342
Total liabilities and stockholders’ equity	$1,891,892	$2,372,335